Exhibit 99.1

FOR IMMEDIATE RELEASE

IMAGENETIX INC. REPORTS THIRD FISCAL QUARTER RESULTS

•	Net Sales Decrease 2.8% for Quarter, Increase 19.9% Year-to-Date
•	EPS $(0.04) Versus $(0.03) for Quarter, $(0.13) Versus $(0.06) Year-to-Date
•	Results Impacted by Expenses of Retail Launch
•	Sees Substantial Increase in Sales in Fourth Fiscal Quarter
•	Warrant extension offer is successful

San Diego, CA *** February 13, 2008 *** Imagenetix, Inc. (OTCBB: IAGX), today reported results for its third fiscal quarter ended December 31, 2007. Net sales decreased by 2.8% to $1,032,000 from the $1,062,000 recorded for the same period of the last fiscal year. For the nine month’s ended December 31, 2007 net sales increased by 19.9% to $3,988,000 from the $3,327,000 recorded for the same period of the prior fiscal year.

Gross profit as a percentage of sales decreased to 37% from 42% during the quarter and to 43% from 46% for the nine month period. This decrease is primarily due to the effect of sales incentives and rebates connected with the retail launch of Imagenetix’s first branded product Inflame Away™ Celadrin.

During the third fiscal quarter operating expenses increased by 19.4% to $1,052,000 from the $881,000 in the same period of the prior fiscal year. The primary reason for this increase was $223,000 of increased advertising expenses and $64,000 of increased marketing expenses related to the retail launch of Inflame Away. Payroll expenses increased during the period by $74,000 including a $35,000 non-cash charge stock option related expense. These increases were somewhat offset by reduced expenses for clinical studies of $110,000 and $122,000 in reduced consulting expense.

For the nine month operating expenses increased by 39.4% to $3,437,000 from $2,466,000. This increase was primarily due to an increase of $773,000 in advertising expense, $251,000 marketing expense, and $140,000 increase to non-cash expense related to warrants issued to marketing individuals related to the retail launch of Inflame Away, also there was $280,000 of increased payroll expense including $232,000 in non-cash compensation. These increases were offset by a $120,000 decrease in clinical research studies and $311,000 in reduced consulting fees.

Net loss for the three months was $(395,000) or $(0.04) per share compared to a loss of $(281,000) or $(0.03) per share for the same period of the prior fiscal year. The net loss for the nine month period was $(1,461,000) or $(0.13) per share compared to a loss of $(691,000) or $(0.06) per share in the prior fiscal period.

Commenting on the results of the quarter, Mr. William Spencer, Imagenetix’s Chief Executive Officer said, “Although our retail launch has taken longer to implement than we had anticipated, we are starting to see a significant increase in demand for the product by retail customers. In addition we are in the process of increasing the number of retailers who will be carrying our product during our fourth fiscal quarter of 2008 and first fiscal quarter of 2009. Our advertorial approach utilizing, Tony Gwynn, has produced a dramatic impact on sales of our product in stores located in areas where the ads have been placed. These results have been instrumental in attracting additional retail locations.”

Mr. Spencer added, “During the quarter we have made substantial progress on a number of other fronts and expect to see additional sales of other products, particularly in the Private Label area, in the near future.”

During the quarter warrant holders with warrants scheduled to expire on October 23, 2007 were given the right to extend their warrants for three years for a warrant extension fee of $.05 per warrant share. Upon this extension the call provision was also changed to allow the Company to call the warrants if the stock should trade for 10 business days at a 20% premium to the adjusted conversion price.

As a result of this offer, 3,110,710 warrant shares with exercise price of $1.00 to $2.00 were extended resulting in the Company receiving $155,536. In addition 89,388 warrants were exercised generating $90,888.

About Imagenetix

Based in San Diego, California, Imagenetix, (OTCBB: IAGX) is an innovator of scientifically tested, natural-based, proprietary bioceutical products developed to enhance human health on a global basis. Imagenetix develops, formulates and private-labels propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution. In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners. Imagenetix is the creator of Inflame Away™-Celadrin®, which has been clinically tested to relieve osteoarthritis pain and significantly improve joint health. For more information, please visit, www.imagenetix.net.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements.  The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services.  These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed and will periodically file with the Securities Exchange Commission.

Contacts:	Donald Radcliffe	William P. Spencer
	Radcliffe & Associates	Chief Executive Officer
	Tel: (212) 605-0201	Imagenetix, Inc.
Tel: (858) 674-8455